                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            IDEXX Laboratories, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                            IDEXX LABORATORIES, INC.
                                One IDEXX Drive
                              Westbrook, ME 04092

April 13, 1998

To all IDEXX stockholders:

     We invite you to attend our Annual Stockholders' Meeting on Friday, May 15, 1998 at 9:00 a.m. The meeting will be held at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine.

     The attached notice and proxy statement describe the business to be conducted at the meeting, including the election of three directors. Nominees for three-year terms on our Board are E. Robert Kinney, James L. Moody, Jr., and Erwin F. Workman, Jr., Ph.D. We are also seeking stockholder approval for the 1998 Stock Incentive Plan.

     While 1997 was a difficult year for IDEXX, we are moving into 1998 with renewed optimism about our business. We have addressed many challenges and have continued to invest significantly in future growth opportunities. Among the many steps that we have taken to improve future performance have been the addition of several senior executives, including Jeffrey J. Langan, who joined IDEXX in November 1997 as President and Chief Operating Officer. Mr. Langan and Dr. Mary
L. Good were elected to the Board of Directors late last year. During 1997 and early 1998 we resolved two patent litigation matters that had consumed valuable management time and Company resources. We also made several acquisitions, expanded the scope of our business and have undertaken a number of business restructuring efforts that we believe will result in improved future operating performance. Another initiative undertaken by the Company in early 1997 was the repricing of certain stock options in response to a substantial decline in the market price of our Common Stock. This has helped us to retain and motivate many talented employees, and is discussed in more detail in the Proxy Statement.

     We are grateful for the continued support of our stockholders as we move beyond the unique challenges of 1997 toward our goal of creating exceptional long-term value for employees, customers and stockholders. Our management team and Board of Directors appreciate and encourage stockholder participation at the Annual Meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment now to sign, date and return your proxy in the envelope provided even if you plan to attend the meeting.

                                            Sincerely,

                                            David E. Shaw, Chairman and
                                            Chief Executive Officer

                            IDEXX LABORATORIES, INC.
                                One IDEXX Drive
                             Westbrook, Maine 04092

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON FRIDAY, MAY 15, 1998

     The Annual Meeting of Stockholders of IDEXX Laboratories, Inc. (the "Company") will be held at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine, on Friday, May 15, 1998 at 9:00 a.m., local time, to consider and act upon the following matters:

     1. To elect three Class III Directors for a three-year term;

     2. To approve the Company's 1998 Stock Incentive Plan covering 1,800,000 shares of the Company's Common Stock, as described in the Proxy Statement;

     3. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 26, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                            By Order of the Board of Directors,

                                            Richard B. Thorp, Secretary

Westbrook, Maine
April 13, 1998

--------------------------------------------------------------------------------
     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                            IDEXX LABORATORIES, INC.
                                One IDEXX Drive
                             Westbrook, Maine 04092

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IDEXX Laboratories, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 15, 1998 and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the stockholders' instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     At the close of business on March 26, 1998, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 38,432,862 shares of common stock, $.10 par value per share, of the Company (the "Common Stock"). Stockholders are entitled to one vote per share.

     The Company's Annual Report for 1997 was mailed to stockholders, along with these proxy materials, on or about April 13, 1998.

VOTES REQUIRED

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required to (i) approve the Company's 1998 Stock Incentive Plan, and (ii) ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current year. Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the matters being presented for stockholder action at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information, as of March 31, 1998, with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all current Directors and executive officers of the Company as a group:

                                                         NUMBER OF SHARES   PERCENTAGE OF
                                                           BENEFICIALLY      COMMON STOCK
BENEFICIAL OWNER                                             OWNED(1)       OUTSTANDING(2)
----------------                                         ----------------   --------------
The Crabbe Huson Group, Inc.(3)........................     2,798,300            7.28%
  121 S.W. Morrison, Suite 1400
  Portland, Oregon 97204
Massachusetts Financial Services Company(4)............     2,074,600            5.40%
  500 Boylston Street
  Boston, Massachusetts 02116-3741
State of Wisconsin Investment Board(5).................     1,969,200            5.17%
  P.O. Box 7842
  Madison, Wisconsin 53707
Mary L. Good(6)........................................         2,796              *
John R. Hesse(7).......................................        49,416              *
E. Robert Kinney(8)....................................       130,668              *
James L. Moody, Jr.(9).................................        81,168              *
Kenneth Paigen, Ph.D.(10)..............................        43,204              *
William F. Pounds(11)..................................        90,608              *
David E. Shaw(12)......................................     1,338,476            3.39%
Erwin F. Workman, Jr., Ph.D.(13).......................       572,369            1.47%
Ralph K. Carlton(14)...................................        21,000              *
Louis W. Pollock(15)...................................        82,970              *
Brad R. MacKinnon(16)..................................       116,037              *
Ernst R. Bachofner(17).................................        14,602              *
All current Directors and executive officers as a Group
  (13 persons)(18).....................................     2,413,675            6.02%

---------------

  *  Less than 1%.

 (1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole voting and investment power with respect to the shares listed. Any reference below to stock options held by the person or entity in question refers to stock options which are currently exercisable or exercisable within 60 days after March 31, 1998.

 (2) Number of shares deemed outstanding includes 38,433,102 shares outstanding as of March 31, 1998, plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after March 31, 1998.

 (3) Based upon information derived from a Schedule 13G filed by The Crabbe Huson Group, Inc. ("Crabbe Huson") pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 1997. According to the Schedule 13G, Crabbe Huson shares the power to vote and dispose of these shares.

 (4) Based upon information derived from a Schedule 13G filed by Massachusetts Financial Services Company ("MFSC") pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 1997. According to the Schedule 13G, MFSC has the sole power to vote 1,994,700 shares and the sole power to dispose of 2,074,600 shares.

 (5) Based upon information derived from a Schedule 13G filed by the State of Wisconsin Investment Board ("SWIB") pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 1997. According to the Schedule 13G, SWIB has the sole power to vote and dispose of these shares.

 (6) Consists of options to purchase 2,796 shares of Common Stock.

 (7) Includes options to purchase 16,500 shares of Common Stock.

 (8) Includes options to purchase 26,668 shares of Common Stock. Also includes 4,000 shares of Common Stock held by Mr. Kinney's wife, as to which shares Mr. Kinney disclaims beneficial ownership.

 (9) Includes options to purchase 33,168 shares of Common Stock.

(10) Includes options to purchase 41,004 shares of Common Stock. Also includes 2,000 shares of Common Stock held by Dr. Paigen's daughter, as to which shares Dr. Paigen disclaims beneficial ownership.

(11) Includes options to purchase 19,833 shares of Common Stock.

(12) Includes options to purchase 1,006,460 shares of Common Stock.

(13) Includes options to purchase 430,060 shares of Common Stock. Also includes 595 shares of Common Stock held by Dr. Workman's son, as to which shares Dr. Workman disclaims beneficial ownership.

(14) Consists of options to purchase 21,000 shares of Common Stock.

(15) Includes options to purchase 79,020 shares of Common Stock. Also includes 174 shares of Common Stock held in an individual retirement account for Mr. Pollock's wife, as to which shares Mr. Pollock disclaims beneficial ownership.

(16) Includes options to purchase 99,150 shares of Common Stock. Also includes 5,780 shares of Common Stock held in custodial accounts for Mr. MacKinnon's children, as to which shares Mr. MacKinnon disclaims beneficial ownership. Mr. MacKinnon served as an executive officer until May 1997.

(17) Includes options to purchase 11,200 shares of Common Stock. Also includes 2,000 shares of Common Stock held by a trust corporation for the benefit of Mr. Bachofner. Mr. Bachofner served as an executive officer until May 1997.

(18) Includes options to purchase 1,676,509 shares of Common Stock.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors is classified into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class holding office for staggered three-year terms. There are currently three Class I Directors, whose terms expire at the 2000 Annual Meeting of Stockholders, three Class II Directors, whose terms expire at the 1999 Annual Meeting of Stockholders, and three Class III Directors, whose terms expire at the 1998 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect E. Robert Kinney, James L. Moody, Jr. and Erwin F. Workman, Jr., Ph.D. as Class III Directors, unless authority to vote for the election of all or any of the nominees is withheld by marking the proxy to that effect. Each of the nominees is currently a Class III Director of the Company. Each nominee has indicated his willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

     There are no family relationships among the executive officers or Directors of the Company.

NOMINEES

     Set forth below for each Director of the Company (including the three nominees for Class III Director) is the following information: name and age, positions with the Company, principal occupation and business experience during the past five years, directorships of other publicly-held companies, and the year of commencement of such Director's term as a Director of the Company:

                        NOMINEES FOR CLASS III DIRECTORS

     E. ROBERT KINNEY, age 81, has been a Director of the Company since 1986. Mr. Kinney was President of IDS Mutual Funds Group, a complex of open-end investment companies, from 1982 until 1987. Prior to joining IDS Mutual Funds Group, he was the Chief Executive Officer of General Mills, Inc.

     JAMES L. MOODY, JR., age 66, has been a Director of the Company since 1992. Mr. Moody was Chairman of the Board of Hannaford Bros. Co., an operator of supermarkets, from 1984 until 1997, and served as Chief Executive Officer of Hannaford Bros. Co. from 1973 until 1992. He is also a director of Penobscot Shoe Company, Staples, Inc., UNUM Corporation, Empire Company Limited (a Canadian corporation), and a trustee of various funds of the Colonial Group of Mutual Funds.

     ERWIN F. WORKMAN, JR., PH.D., age 51, has been a Director of the Company since October 1993. Dr. Workman has served as Executive Vice President and Chief Scientific Officer of the Company since November 1997. Dr. Workman joined the Company as a Vice President in 1984, and he became Senior Vice President in December 1991, Executive Vice President in May 1992 and served as President and Chief Operating Officer from 1993 to November 1997. Prior to joining the Company, he was Manager of Research and Development for the Hepatitis and AIDS Business Unit within the diagnostic division of Abbott Laboratories.

                               CLASS II DIRECTORS
                     (TERMS EXPIRE AT 1999 ANNUAL MEETING)

     JOHN R. HESSE, age 64, has been a Director of the Company since 1984. Mr. Hesse has been President of Private Equity Managers, Inc. since 1980 and Chairman of the Board of Directors and President of International Garden Products, Inc. since January 1996.

     KENNETH PAIGEN, PH.D., age 70, has been a Director of the Company since 1992. Dr. Paigen has been Director of The Jackson Laboratory, a nonprofit genetics research institute, since 1989. From 1982 until 1989, Dr. Paigen was a Professor at the University of California-Berkeley.

     JEFFREY J. LANGAN, age 53, has been a Director and President and Chief Operating Officer of the Company since November 1997. From April 1996 until November 1997 Mr. Langan was President and Chief Executive Officer of Thermedics Detection Inc. Prior to joining Thermedics Detection, Mr. Langan was employed by Hewlett Packard Company from 1973 to 1996, where he held several General Manager positions, including General Manager of the Healthcare Information Management Division and General Manager of the Clinical Systems Business Unit.

                               CLASS I DIRECTORS
                     (TERMS EXPIRE AT 2000 ANNUAL MEETING)

     DAVID E. SHAW, age 46, has been Chairman of the Board of Directors and Chief Executive Officer of IDEXX Laboratories, Inc. since he founded the Company in 1983. Mr. Shaw also served as President of the Company from 1983 until October 1993.

     WILLIAM F. POUNDS, age 70, has been a Director of the Company since 1990. Dr. Pounds has been a Professor at the Sloan School of Management, Massachusetts Institute of Technology, since 1961 and was President of Rockefeller Financial Services from September 1981 until May 1991. Dr. Pounds is a director of Putnam Mutual Funds and The Sun Company, Inc.

     MARY L. GOOD, PH.D., age 66, has been a Director of the Company since December 1997. Dr. Good has been a managing member of Venture Capital Investors, LLC since July 1997. Dr. Good was the Under Secretary for Technology for the Technology Administration in the United States Department of Commerce from August 1993 until June 1997, and was Senior Vice President - Technology at AlliedSignal Inc. from 1988 until August 1993. Dr. Good is a director of Biogen, Inc.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee met four times during 1997, to review the activities and the effectiveness of the auditors during the annual audit and related matters, to discuss the Company's internal accounting control policies and procedures and to consider and recommend the selection of the Company's independent auditors. The current Audit Committee members are Messrs. Hesse (Chairman) and Kinney and Dr. Paigen.

     The Company has a standing Compensation Committee which provides recommendations to the Board regarding compensation programs of the Company, administers the Company's stock option plans, and authorizes stock option grants under the 1991 Stock Option Plan. The Compensation Committee met nine times during 1997. The current members of the Compensation Committee are Dr. Pounds (Chairman) and Messrs. Kinney and Moody.

     The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

     The Board of Directors met ten times and acted twice by written consent during 1997. Each Director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he served.

DIRECTORS' COMPENSATION

     The Company has not paid cash director's fees to its Directors. Directors who are not officers or employees of the Company have received stock options pursuant to formula plans, as described below, and expense reimbursement for attending Board and Committee meetings. Directors who are officers or employees of the Company do not receive any additional compensation for their services as Directors.

     Under the Company's 1997 Director Option Plan (the "1997 Director Plan"), Directors who are not officers or employees of the Company or of any subsidiary of the Company are entitled to receive non-statutory options to purchase 6,500 shares of Common Stock at each annual meeting through and including the Annual Meeting of Stockholders held in 2002. Options granted under the 1997 Director Plan vest and become exercisable on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting. In addition, eligible Directors elected to the Board other than at an annual meeting are granted an option for a pro rata number of shares of Common Stock. In general, options granted under the 1997 Director Plan are not transferable and are exercisable during the lifetime of the Director only while he or she is serving as a Director of the Company or within 90 days after he or she ceases to serve as a Director of the Company; provided, however, that the Board has the discretion to allow options to be transferable to family members, trusts for the benefit of family members, and charitable organizations. If a Director dies or becomes disabled while serving as a Director, options are exercisable for a one-year period thereafter. No option is exercisable after ten years from the date of the grant. The option price per share is equal to the fair market value of a share of Common Stock on the date the option is granted.

     As of March 31, 1998, options to purchase 35,296 shares of Common Stock had been granted and were outstanding under the 1997 Director Plan and 264,704 shares of Common Stock were available for issuance pursuant to options to be granted under the 1997 Director Plan.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of (i) the Company's Chief Executive Officer, (ii) three other most highly compensated executive officers during the fiscal year ended December 31, 1997 who were serving as executive officers as of December 31, 1997 and (iii) two former executive officers of the Company who would have been among the executive officers covered by clause (ii) but for the fact that they were not serving as executive officers on December 31, 1997 (collectively, the "Named Executive Officers"). No other executive officers met the definition of "highly compensated" during 1997 under Securities and Exchange Commission regulations.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                               ANNUAL COMPENSATION              AWARDS
                                       -----------------------------------   ------------
                                                              OTHER ANNUAL    SECURITIES
                                                              COMPENSATION    UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)      ($)(1)       OPTIONS(#)    COMPENSATION($)(2)
 ---------------------------    ----   ---------   --------   ------------    ----------    ------------------
David E. Shaw.................  1997   $390,200          --          --        135,000(3)        $ 3,176
  Chairman of the Board         1996   $349,038    $210,000          --        150,000           $ 3,000
  of Directors and Chief        1995   $299,038    $180,000          --        120,500           $ 3,000
  Executive Officer
Erwin F. Workman, Jr.,
  Ph.D........................  1997   $293,500          --          --        108,000(4)        $ 3,302
  Executive Vice President and  1996   $249,519    $150,000          --        100,000           $ 3,000
  Chief Scientific Officer      1995   $224,519    $135,000          --         60,500           $ 3,000
Ralph K. Carlton..............  1997   $214,900          --     $25,000(5)     105,000(6)             --
  Senior Vice President,
    Finance
  and Administration and
  Chief Financial Officer
Ernst R. Bachofner(7).........  1997   $168,800          --          --         35,000(8)        $ 3,174
  Former Vice President         1996   $124,231    $ 48,000     $13,077(9)      30,000           $26,147(10)
Louis W. Pollock..............  1997   $165,900          --          --         35,350(11)       $ 3,175
  Vice President                1996   $149,519    $ 60,000          --         30,500           $ 3,000
                                1995   $126,929    $ 57,150          --         20,200           $ 3,000
Brad R. MacKinnon(12).........  1997   $163,900          --          --         39,000(13)       $ 3,170
  Division Vice President       1996   $149,519    $ 67,000          --         30,000           $ 3,167
                                1995   $125,726    $ 56,250          --         20,200           $ 2,946

---------------

 (1) Other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10 percent of the total salary and bonus for the Named Executive Officer for such year.

 (2) Consists of the Company's matching contribution under the IDEXX Retirement and Incentive Savings Plan.

 (3) Represents options issued in exchange for options to purchase 270,000 shares in connection with the Company's 1997 option repricing program. Excludes options to purchase 120,000 shares issued in February 1997 but later cancelled in exchange for options to purchase 60,000 shares (which are reflected in the table) in connection with the Company's 1997 option repricing program. See "Compensation Committee Report on Executive Compensation - 1997 Option Repricing Program."

 (4) Represents options issued in exchange for options to purchase 180,000 shares in connection with the Company's 1997 option repricing program. Excludes options to purchase 80,000 shares issued in February 1997 but later cancelled in exchange for options to purchase 48,000 shares (which are reflected in the table) in connection with the Company's 1997 option repricing program. See "Compensation Committee Report on Executive Compensation - 1997 Option Repricing Program."

 (5) Represents a relocation allowance paid to Mr. Carlton upon his joining the Company in February 1997.

 (6) Represents options issued in exchange for options to purchase 150,000 shares in connection with the Company's 1997 option repricing program. All of the cancelled options were granted in February 1997, but are excluded from the table. See "Compensation Committee Report on Executive Compensation - 1997 Option Repricing Program."

 (7) Mr. Bachofner served as an executive officer of the Company until May 1997.

 (8) Represents options issued in exchange for options to purchase 50,000 shares in connection with the Company's 1997 option repricing program. Excludes options to purchase 20,000 shares issued in February 1997 but later cancelled in exchange for options to purchase 14,000 shares (which are reflected in the table) in connection with the Company's 1997 option repricing program. See "Compensation Committee Report on Executive Compensation - 1997 Option Repricing Program."

 (9) Represents a relocation allowance paid to Mr. Bachofner upon his joining the Company in April 1996.

(10) Consists of $808 of Company matching contributions under the IDEXX Retirement and Incentive Savings Plan and $25,339 of consulting fees paid by the Company to Mr. Bachofner prior to his becoming an employee of the Company.

(11) Represents options issued in exchange for options to purchase 50,500 shares in connection with the Company's 1997 option repricing program. Excludes options to purchase 20,000 shares issued in February 1997 but later cancelled in exchange for options to purchase 14,000 shares (which are reflected in the table) in connection with the Company's 1997 option repricing program. See "Compensation Committee Report on Executive Compensation - 1997 Option Repricing Program."

(12) Mr. MacKinnon served as an executive officer of the Company until May 1997.

(13) Includes options issued in exchange for options to purchase 55,000 shares in connection with the Company's 1997 option repricing program. Excludes options to purchase 25,000 shares issued in February 1997 but later cancelled in exchange for options to purchase 17,500 shares (which are reflected in the table) in connection with the Company's 1997 option repricing program. See "Compensation Committee Report on Executive Compensation - 1997 Option Repricing Program."

  Option Grants

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1997 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                     -------------------------------------------------
                                                  PERCENT OF                                POTENTIAL REALIZABLE
                                     NUMBER OF       TOTAL                                    VALUE AT ASSUMED
                                     SECURITIES     OPTIONS     EXERCISE                    ANNUAL RATES OF STOCK
                                     UNDERLYING   GRANTED TO       OR                      PRICE APPRECIATION FOR
                                      OPTIONS      EMPLOYEES      BASE                         OPTION TERM(4)
                                      GRANTED      IN FISCAL      PRICE     EXPIRATION   ---------------------------
               NAME                    (#)(1)       YEAR(2)     ($/SH)(3)      DATE         5%($)         10%($)
               ----                  ----------   ----------    ---------   ----------   -----------   -------------
David E. Shaw(5)...................     7,692*       0.33        $17.350      2/4/07     $ 27,586.53   $  120,314.37
                                       52,308*       2.23        $17.350      2/4/07     $187,597.01   $  817,495.23
                                        7,693**      0.33        $17.350     2/13/06     $ 20,105.07   $   97,708.71
                                       67,307**      2.87        $17.350     2/13/06     $175,901.71   $  854,865.46

Erwin F. Workman, Jr., Ph.D.(5)....    40,308*       1.72        $17.350      2/4/07     $144,560.30   $  629,953.31
                                        7,692*       0.33        $17.350      2/4/07     $ 27,586.53   $  120,214.37
                                       52,307**      2.23        $17.350     2/13/06     $136,700.36   $  664,350.63
                                        7,693**      0.33        $17.350     2/13/06     $ 20,105.07   $   97,708.71

Ralph K. Carlton...................    66,540*       2.84        $17.350      2/4/07     $238,638.55   $1,039,919.95
                                       38,460*       1.64        $17.350      2/4/07     $137,932.65   $  601,071.86

Louis W. Pollock...................        70**      0.01        $17.350     5/24/06     $    201.74   $      944.72
                                          280**      0.01        $17.350     5/24/06     $    806.98   $    3,778.89
                                       15,099**      0.65        $17.350     2/13/06     $ 39,460.09   $  191,772.23
                                        5,600*       0.24        $17.350      2/4/07     $ 20,083.80   $   87,519.56
                                        8,400*       0.36        $17.350      2/4/07     $ 30,125.70   $  131,279.34
                                        5,901**      0.25        $17.350     2/13/06     $ 15,421.81   $   74,948.54

Ernst R. Bachofner(6)..............    21,000*       0.90        $17.350      4/1/06     $ 57,524.04   $  274,513.50

Brad R. MacKinnon(7)...............       400        0.02        $15.875     7/29/07     $  3,993.48   $   10,120.26
                                          100        0.01        $15.875     7/29/07     $    998.37   $    2,530.07
                                       10,508*       0.45        $17.350      2/4/07     $ 37,685.81   $  164,224.21
                                        5,904**      0.25        $17.350     2/13/06     $ 15,429.65   $   74,986.64
                                        6,992*       0.30        $17.350      2/4/07     $ 25,076.06   $  109,274.43
                                       15,096**      0.64        $17.350     2/13/06     $ 39,452.25   $  191,734.13

---------------

  * Indicates repriced options granted in exchange for options granted in 1997 that were cancelled later in 1997 in connection with the Company's 1997 option repricing program; the cancelled options are not reflected in the table. See "Compensation Committee Report on Executive Compensation -- 1997 Option Repricing Program."

 ** Indicates repriced options granted in exchange for options granted prior to 1997 that were cancelled in connection with the Company's 1997 option repricing program. See "Compensation Committee Report on Executive Compensation -- 1997 Option Repricing Program."

(1) Excludes options granted in 1997 that were cancelled in connection with the 1997 option repricing program. See "Compensation Committee Report on Executive Compensation -- 1997 Option Repricing Program." Options granted in connection with the Company's 1997 option repricing program become exercisable on the same schedule, and have the same expiration date, as the options for which they were exchanged, except that repriced options were not exercisable prior to October 31, 1997. Exchanged options generally vested in equal installments over a five-year period commencing on the first anniversary of the date of grant and expired 10 years from the date of grant. The other options described in the table also vest over a five-year period and expire 10 years from the date of grant. See "Compensation Committee Report on Executive Compensation -- 1997 Option Repricing Program."

(2) Excludes options granted in 1997 that were cancelled in connection with the 1997 option repricing program. See "Compensation Committee Report on Executive Compensation - 1997 Option Repricing Program."

(3) The exercise price is equal to the fair market value of the Common Stock on the date of grant, except that the exercise price of options granted in connection with the Company's 1997 option repricing program have an exercise price of $17.35 per share, which is higher than the market value of the Common Stock on April 30, 1997 ($13.00), the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

(5) Upon a change in control of the Company, vesting of options granted to Mr. Shaw and Dr. Workman accelerates and such options become fully exercisable. See "Executive Compensation - Employment Agreements."

(6) Mr. Bachofner served as an executive officer until May 1997.

(7) Mr. MacKinnon served as an executive officer until May 1997.

  Option Exercises and Year-End Values

     The following table sets forth certain information concerning stock options exercised during the fiscal year ended December 31, 1997 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1997:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING
                                                                 UNEXERCISED            VALUE OF UNEXERCISED
                                                                 OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                  SHARES        VALUE        FISCAL YEAR-END(#)         FISCAL YEAR-END($)(3)
                                ACQUIRED ON   REALIZED    -------------------------   -------------------------
             NAME               EXERCISE(#)    ($)(1)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----               -----------   --------    -------------------------   -------------------------
David E. Shaw.................         0(2)   $      0        1,101,360/264,340         $12,079,625/$275,062
Erwin F. Workman, Jr.,
  Ph.D........................    20,000      $725,500          368,360/180,340         $ 2,789,625/$167,562
Ralph K. Carlton..............         0      $      0                0/105,000         $         0/$      0
Ernst R. Bachofner(4).........         0      $      0            4,200/ 30,800         $         0/$      0
Louis W. Pollock..............         0      $      0           64,710/ 68,040         $   158,375/$ 41,937
Brad R. MacKinnon(5)..........    10,000      $112,912           84,610/ 69,760         $   487,434/$ 31,418

---------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Excludes 200,000 shares purchased by Mr. Shaw upon an option exercise that was later rescinded by the Company.

(3) Based on the fair market value of the Common Stock on December 31, 1997 ($15.938) less the option exercise price.

(4) Mr. Bachofner served as an executive officer until May 1997.

(5) Mr. MacKinnon served as an executive officer until May 1997.

  Employment Agreements

     In April 1997 the Company entered into employment agreements with Mr. Shaw and Dr. Workman establishing the terms of employment of such officers in the event of a change in control of the Company, including the payment of certain compensation and benefits in the event that, following a change in control, the employment of either officer is terminated by the Company or its successor without cause or by the officer for good reason. For purposes of the agreements, a "change in control" is deemed to occur, subject to certain exceptions, upon
(i) the acquisition by a person or entity of 20% or more of the outstanding Common Stock or the combined voting power of the Company's then-outstanding voting securities, (ii) individuals who comprise the Board of Directors as of the date of the agreements (the "Incumbent Directors"), and individuals who are subsequently elected to the Board who are approved by the Incumbent Directors, ceasing to constitute at least a majority of the Board, (iii) consummation of a merger, consolidation, reorganization or sale of assets unless following such transaction (1) the beneficial owners of the Company's Common Stock and other voting securities immediately prior to such transaction own, in substantially the same proportions, more than 60% of the outstanding common stock and then-outstanding voting securities of the entity resulting from such transaction, (2) no person or entity owns 20% or more of the outstanding common stock or the combined voting power of the then-outstanding voting securities of the resulting entity, and (3) at least half of the members of the board of directors of the resulting entity were members of the Incumbent Board at the time of execution of the initial agreement, or of the action of the Board, providing for the transaction. Upon the occurrence of a change in control, all outstanding options to purchase Common Stock owned by the officers would become immediately exercisable in full.

     Upon termination of employment following a change in control by the Company or its successor without cause or by the officer for good reason, the officer would receive in addition to salary and benefits through the date of termination
(i) a pro-rated bonus payment for the portion of the year of termination prior to the date of termination, (ii) benefits for a period of 36 months following termination and (iii) an amount equal to three times the sum of (1) the officer's annual base salary plus (2) the highest annual bonus received by the officer. For this purpose "annual base salary" is defined as the officer's base salary, but not less than 12 times the highest monthly base salary paid within the 12 months prior to the change of control, and "highest annual bonus" is defined as the higher of (A) the highest annual bonus paid to the officer for the three fiscal years preceding the change in control and (B) the annual bonus paid or payable for the most recently completed fiscal year following the change in control.

     The employment agreements become effective upon a change in control and terminate three years thereafter. Prior to a change in control, the Company has no obligation to retain the officer as an employee. No compensation is payable by the Company to the officers upon any termination of employment prior to a change in control, except that compensation substantially equivalent to that described in the preceding paragraph will be payable prior to a change in control if the termination of the officer's employment (i) is at the request of a third party who has taken steps reasonably calculated to effect a change in control or (ii) otherwise arose in connection with or anticipation of a change in control.

  Option Repricing

     The following table sets forth certain information concerning all stock options repriced between the date of the Company's initial public offering and December 31, 1997 that were held by an executive officer of the Company at the time of the repricing:

                                                                                                        LENGTH OF
                                                 NUMBER OF                                              ORIGINAL
                                                SECURITIES    MARKET PRICE   EXERCISE                  OPTION TERM
                                                UNDERLYING      OF STOCK     PRICE AT      NEW        REMAINING AT
                                                  OPTIONS      AT TIME OF     TIME OF    EXERCISE   DATE OF REPRICING
NAME AND POSITION                      DATE     REPRICED(1)    REPRICING     REPRICING    PRICE        (IN MONTHS)
-----------------                      ----     -----------   ------------   ---------   --------   -----------------
David E. Shaw.......................  4/30/97      75,000        $13.00       $45.25      $17.35           106
  Chairman of the Board of Directors  4/30/97      60,000        $13.00       $32.12      $17.35           117
  and Chief Executive Officer
Erwin F. Workman, Jr., Ph.D.........  4/30/97      60,000        $13.00       $45.25      $17.35           106
  Executive Vice President and        4/30/97      48,000        $13.00       $32.12      $17.35           117
  Chief Scientific Officer
Ralph K. Carlton....................  4/30/97     105,000        $13.00       $32.12      $17.35           117
  Senior Vice President and Chief
  Financial Officer
Louis W. Pollock....................  4/30/97      21,000        $13.00       $45.25      $17.35           106
  Vice President                      4/30/97         350        $13.00       $45.00      $17.35           109
                                      4/30/97      14,000        $13.00       $32.12      $17.35           117
Ernst R. Bachofner..................  4/30/97      21,000        $13.00       $44.25      $17.35           107
  Former Vice President               4/30/97      14,000        $13.00       $32.12      $17.35           117
Brad R. MacKinnon...................  4/30/97      21,000        $13.00       $45.25      $17.35           106
  Division Vice President             4/30/97      17,500        $13.00       $32.12      $17.35           117
Merilee Raines......................  4/30/97      14,000        $13.00       $45.25      $17.35           106
  Vice President, Finance and         4/30/97      14,000        $13.00       $32.12      $17.35           117
  Treasurer
Henry Bobe..........................  4/30/97      21,000        $13.00       $34.50      $17.35           115
  Former Vice President

---------------

(1) Represents the number of shares underlying repriced options issued under the Company's 1997 option repricing program. For the named individuals, the number of shares underlying such repriced options was from 30% to 50% less than the number of shares underlying the options for which such repriced options were exchanged. See "Compensation Committee Report on Executive Compensation -- 1997 Option Repricing Program."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon a review of copies of reports filed with respect to 1997 by reporting persons of the Company pursuant to Section 16(a) of the Exchange Act, or written representations from certain reporting persons that no Form 5 filing was required for such persons for such period, the Company believes that all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of the Exchange Act.

-------------------------------------------------------------------------------
            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee, which is responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors. The Compensation Committee is currently comprised of three non-employee Directors.

     The Company's executive compensation program is intended to promote the achievement of the Company's business goals and, thereby, to maximize corporate performance and stockholder returns. Executive compensation consists of a mixture of base salary, performance bonuses and stock-based incentives. The Compensation Committee believes it is important to have bonuses constitute a portion of each executive's compensation package in order to tie an individual's compensation level to individual and corporate performance, and believes it is important to have stock incentives constitute a portion of each executive's compensation package in order to help align executive and stockholder interests. In determining levels of compensation, the Compensation Committee considers a number of factors such as: (i) corporate performance, (ii) individual performance, and (iii) the Company's need to attract and retain key executive personnel who will contribute to the creation of stockholder value. In assessing corporate performance, the Committee primarily measures the Company's performance against a Board-approved budget.

     Base Salary. Generally, each executive officer's base salary is reviewed on an annual basis. In setting base salary, the Compensation Committee considers the factors described above, as well as recommendations from the Company's Chief Executive Officer. The Committee does not, however, use a specific formula based on a ranking of the indicated criteria, but instead makes a subjective evaluation of each executive officer's contributions and potential in light of such criteria. In February 1997, the Compensation Committee increased Mr. Shaw's base salary from $350,000 to $400,000, in recognition of the Company's performance and his contributions to the Company and attainment of individual goals during 1996. Mr. Shaw's salary was reduced, however, by 5% to an annual rate of $380,000 in July 1997 due to the Company's performance against its financial objectives during the first half of 1997. All other Named Executive Officers' base salaries were also reduced at least 5% in July 1997 as a result of the Company's performance during the first half of 1997.

     Performance Bonuses. The payment of bonuses to executive officers is directly related to their achievement of corporate and individual performance goals. The Compensation Committee's policy is that the payment of bonuses will not necessarily be authorized unless the Company meets or exceeds its budget objectives for the fiscal year. The amount of the bonus paid, if any, varies among the executive officers depending on their success in achieving individual performance goals and on their contribution to the achievement of corporate performance goals, with principal emphasis placed by the Compensation Committee on corporate goals.

     At the beginning of each year, Mr. Shaw proposes a budget for the year to the Board of Directors for approval. This budget includes corporate-wide goals, including financial objectives for revenues, expenses, gross margin, net income and earnings per share, goals jointly established by Mr. Shaw and each of the other executive officers for their individual areas of responsibility, and a proposal regarding the overall size of the target bonus pool for the year. The individual and corporate goals included in the budget generally represent objective measures of performance. These goals include quantifiable financial objectives, such as the achievement of revenue or operating profit targets, and other milestones in research, development, marketing and other areas. For 1997, the Board of Directors initially approved a target bonus pool equal to approximately 50% of the base salaries of all eligible bonus pool participants, which included all executive officers and certain other key members of management.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     During 1997, Mr. Shaw met with each executive officer to review his progress in achieving these goals and reported the Company's progress against its budget to the Board of Directors. After the end of the year, Mr. Shaw performed a final performance review with each executive officer and then presented bonus recommendations to the Compensation Committee for approval.

     At its meeting in January 1998, the Compensation Committee reviewed the Company's actual 1997 corporate performance against the five key financial objectives referred to above from the 1997 budget. The Compensation Committee determined that in 1997, the Company failed to achieve its financial objectives. The Committee then considered a report by Mr. Shaw with respect to each executive officer's performance against his individual goals and made a subjective evaluation of each executive officer's performance. On the basis of its assessment, the Compensation Committee determined that no bonuses would be paid to any bonus pool participants in light of the Company's disappointing 1997 performance against budget objectives.

     Equity-Based Compensation. Grants of options under the Company's 1991 Stock Option Plan are intended to directly relate executive compensation to corporate performance and to help align long-term interests of the Company's executive officers and stockholders. The exercise price of all options granted during 1997 under this plan was greater than or equal to the fair market value of the Company's Common Stock on the date of grant.

     The Compensation Committee considers options to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, the Company. Therefore, in granting options, the Compensation Committee makes a subjective determination after considering the number and value of options held by each executive officer which will vest in each future period, in addition to the other factors described above. The Compensation Committee also seeks to maintain equitable relationships between executive officers who have similar levels of responsibility. In February 1997, options were granted to each of the Named Executive Officers in recognition of their performance during 1996 and/or anticipated future contributions to the Company, including options for 120,000 shares granted to Mr. Shaw. In connection with the April 1997 stock option repricing described below, Mr. Shaw exchanged the 120,000 share option granted in February 1997 for a new option to purchase 60,000 shares of the Company's Common Stock.

     Under the Company's employee stock purchase plans, all eligible employees of the Company, including executive officers, may purchase shares of Common Stock through payroll deductions at a price equal to 85% of the fair market value of the Common Stock at the beginning or end of the applicable purchase period, whichever is lower. Offerings under these plans generally occur over a six-month period and an aggregate of up to 450,000 shares may be issued under the plans.

     1997 Option Repricing Program. Competition for key employees in the diagnostics industry is intense and the use of significant stock options for retention and motivation of such personnel is widespread in the biotechnology and related industries. The Compensation Committee believes that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company. In the first quarter of 1997, the market price of the Company's Common Stock decreased substantially from a high of $37.75 to a low of $12.00 in late March following the Company's announcement on March 24 that its financial performance during the first half of 1997 would be below market expectations. In light of this substantial decline in market price and concerns about potential employee turnover, the Compensation Committee believed that the large numbers of outstanding stock options with an exercise price in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, the Compensation Committee approved on March 27, 1997 an option repricing program.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     All employees and consultants were eligible to participate in the repricing program. Under the program, the eligible optionees were permitted to exchange one or more of their existing stock options ("Old Options") with an exercise price greater than the greater of $17.35 or the closing market price of the Common Stock on April 30, 1997, the last day of the period during which optionholders could elect to participate in the program, for new stock options ("Repriced Options"). The number of shares covered by the Repriced Options was subject to reduction from the number of unexercised shares covered by the applicable Old Option for certain members of management, with the percentage of reduction ranging from 10% to 50% depending on position. Old Options held by Mr. Shaw, Dr. Workman and other Named Executive Officers were subject to reductions of 50%, 40% and 30%, respectively. Each exchanged Old Option was cancelled.

     The exercise price of the Repriced Options was to be equal to the greater of $17.35 (125% of the closing market price for the Common Stock on the day the Compensation Committee approved the program) or the closing market price per share on April 30, 1997 ($13.00). The exercise price for Repriced Options was therefore equal to $17.35. The schedule on which a Repriced Option became exercisable and the expiration date of the Repriced Option were, subject to the exercise black-out period described below, identical to the applicable exchanged and cancelled Old Option. Except as described below, each Repriced Option was prohibited from being exercised, in whole or in part (notwithstanding any amount that may have previously been exercisable), until October 31, 1997 at which time the same number of shares that would have been exercisable on October 31, 1997 under the Old Option became exercisable under the Repriced Option. The prohibition on exercise did not apply if an employee's employment was (a) involuntarily terminated by the Company other than for cause or (b) terminated as a result of death or disability.

     Employment Agreements. In April 1997, the Compensation Committee approved and the Company entered into Employment Agreements with each of Mr. Shaw and Dr. Workman which provide for certain benefits to such officers in the event of a change of control of the Company. The Compensation Committee's objective in authorizing such agreements was to ensure that the Company would have the benefit of Mr. Shaw and Dr. Workman's continued service notwithstanding the possibility or occurrence of a change of control of the Company. Those agreements are described in more detail under the heading "Executive Compensation -- Employment Agreements."

     Compliance with Internal Revenue Code Section 162(m). The Company does not believe that Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers, will generally have an effect on the Company. The Company intends to continue to periodically review the potential consequences of Section 162(m) and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162(m).

                                            William F. Pounds (Chairman)
                                            E. Robert Kinney
                                            James L. Moody, Jr.

------------------------------------------------------------------------------

                            STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock since December 31, 1992 with the cumulative total return of (i) the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) (the "CRSP Nasdaq Index") and (ii) the Standard and Poor's Health Care Composite Index (the "S&P Health Care Index"). This graph assumes the investment of $100 on December 31, 1992 in the Company's Common Stock, the CRSP Nasdaq Index and the S&P Health Care Index and assumes dividends, if any, are reinvested. Measurement points are the last trading days of the years ended December 31, 1993, 1994, 1995, 1996 and 1997.

                          [PERFORMANCE GRAPH OMITTED]




                             Dec. 31, 1992   Dec. 31, 1993    Dec. 31, 1994   Dec. 31, 1995  Dec. 31, 1996   Dec. 31, 1997
IDEXX Laboratories, Inc.        $100.00         $195.00          $220.00         $574.00        $440.00         $195.00
CRSP Nasdaq Index               $100.00         $115.00          $112.00         $159.00        $195.00         $240.00
S&P Health Care Index           $100.00         $ 89.00          $ 97.00         $150.00        $178.00         $252.00


                   APPROVAL OF THE 1998 STOCK INCENTIVE PLAN

     On February 12, 1998, the Board of Directors of the Company adopted, subject to the approval of the stockholders, the 1998 Stock Incentive Plan (the "1998 Plan"). Up to 1,800,000 shares of the Common Stock (subject to adjustment upon the occurrence of certain events) may be issued pursuant to awards (collectively, "Awards") granted under the 1998 Plan.

     The 1998 Plan is intended to supplement the Company's 1991 Stock Option Plan (the "1991 Plan"). As of March 31, 1998, options to purchase an aggregate of 5,153,801 shares of Common Stock were outstanding under the 1991 Plan and an additional 487,124 shares were reserved for future option grants under such Plan. On March 31, 1998, the closing price of the Common Stock on the NASDAQ National Market was $18.00.

     THE BOARD OF DIRECTORS BELIEVES THAT ADOPTION OF THE 1998 PLAN IS ESSENTIAL TO THE ABILITY OF THE COMPANY TO MAINTAIN A COMPETITIVE POSITION IN ATTRACTING AND RETAINING KEY PERSONNEL AND IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 1998 PLAN AND THE RESERVATION OF 1,800,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

     The 1998 Plan will become effective upon stockholder approval of the 1998 Plan at the Annual Meeting. If the 1998 Plan is not approved by the stockholders, no Awards will be granted under the 1998 Plan.

SUMMARY OF PLAN

     The following is a brief summary of the material terms of the 1998 Plan. This summary is qualified in its entirety by reference to the 1998 Plan, a copy of which may be obtained from the Secretary of the Company.

     The 1998 Plan provides for the grant of "incentive stock options" intended to qualify under Section 422 of the Code, nonstatutory stock options and restricted stock Awards. Officers, employees (including individuals who have accepted an offer for employment), directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 1998 Plan. Under present law, however, incentive stock options may be granted only to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the 1998 Plan may not exceed 500,000 shares per calendar year.

     Stock option Awards give the recipient the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options granted under the 1998 Plan may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). Options may not be granted for a term in excess of ten years. The 1998 Plan permits the Board to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

     Restricted stock Awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. The number of shares of Common Stock subject to restricted stock Awards granted at below 100% of fair market value may not exceed 10% of the total number of shares of Common Stock issuable under the 1998 Plan.

     The 1998 Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1998 Plan and to interpret the provisions of the 1998 Plan. The Board of Directors selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock Awards and the terms and conditions of such Awards, including conditions for repurchase and the issue price. The Board of Directors may delegate its authority under the 1998 Plan to one or more committees of the Board, and has authorized the Compensation Committee to administer the granting of stock options under the 1998 Plan.

     The Board of Directors is required to make appropriate adjustments in connection with the 1998 Plan and any outstanding Awards to reflect stock dividends, stock splits and similar events. In the event of a merger or other acquisition event (as defined in the 1998 Plan), the 1998 Plan provides for outstanding options to be assumed or substitute awards granted, unless the surviving corporation does not agree to such assumption or substitution, in which case the Board of Directors shall accelerate the options or may instead provide for a cash out of the value of the options. Upon the occurrence of an acquisition event, the 1998 Plan provides that the rights of the Company under each restricted stock Award shall inure to the benefit of the Company's successor.

     The 1998 Plan will expire by its terms on May 15, 2008, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 1998 Plan, except that no outstanding Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (as applicable to such Award) unless and until such amendment shall have been approved by the Company's stockholders.

     As of March 31, 1998, approximately 2,100 persons were eligible for Awards under the 1998 Plan, including the Named Executive Officers. The granting of Awards under the 1998 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 1998 Plan and with respect to the sale of Common Stock acquired under the 1998 Plan.

     Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will generally recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of the sale.

     If the participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of the sale.

     Nonstatutory Stock Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

     Restricted Stock Awards. A participant will not recognize taxable income upon the grant of a restricted stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

     Tax Consequences to the Company. The grant of a stock option or restricted stock Award under the 1998 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1998 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1998 Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition, or a
Section 83(b) Election. Any such deduction will be subject to the limitations of
Section 162(m) of the Code.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year. Arthur Andersen LLP has served as the Company's independent auditors since the Company's inception. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for this year's Annual Meeting, at a cost to the Company of approximately $3,000, plus reimbursement of reasonable expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their reasonable out-of-pocket expenses in this regard.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Westbrook, Maine not later than December 14, 1998 for inclusion in the proxy statement for that meeting.

                                            By Order of the Board of Directors,

                                            Richard B. Thorp, Secretary

April 13, 1998

     THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                   Appendix A


                            IDEXX LABORATORIES, INC.

                            1998 STOCK INCENTIVE PLAN


1.   PURPOSE

     The purpose of this 1998 Stock Incentive Plan (the "Plan") of IDEXX Laboratories, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any present or future subsidiary corporations of IDEXX Laboratories, Inc. as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code").

2.   ELIGIBILITY

     All of the Company's employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options or restricted stock awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant".

3.   ADMINISTRATION, DELEGATION

     (a) ADMINISTRATION BY BOARD OF DIRECTORS. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

     (b) APPOINTMENT OF COMMITTEES. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board to the extent that the Board's powers or authority under the Plan have been delegated to such Committee.

4.   STOCK AVAILABLE FOR AWARDS

     (a) NUMBER OF SHARES. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 1,800,000 shares of common stock, $.10 par value per share, of the Company (the "Common Stock") . If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) PER-PARTICIPANT LIMIT. Subject to adjustment under Section 7, the maximum number of shares of Common Stock with respect to which an Award may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

5.   STOCK OPTIONS

     (a) GENERAL. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

     (b) INCENTIVE STOCK OPTIONS. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

     (c) EXERCISE PRICE. The Board shall establish the exercise price, which shall in no event be less than 100% of the fair market value of the Common Stock as determined (or in a manner approved) by the Board in good faith ("Fair Market Value") at the time of grant, at the time each Option is granted and specify it in the applicable option agreement.

     (d) DURATION OF OPTIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement. No option will be granted for a term in excess of 10 years.

     (e) EXERCISE OF OPTION. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

     (f) PAYMENT UPON EXERCISE. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1) in cash or by check, payable to the order of the Company;

          (2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price or (iii) delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value, which Common Stock was owned by the Participant at least six months prior to such delivery;

          (3) to the extent permitted by the Board, in its sole discretion (i) by delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) by payment of such other lawful consideration as the Board may determine; or

          (4) any combination of the above permitted forms of payment.

6.   RESTRICTED STOCK

     (a) GRANTS. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, "Restricted Stock Award").

     (b) TERMS AND CONDITIONS. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

     (c) LIMITATION ON NUMBER OF SHARES. Notwithstanding any provision of the Plan, no more than 10% of the total number of shares issuable under the Plan may be issued in the form of Restricted Stock Awards which are granted with an issue price less than the Fair Market Value on the date of grant.

7.   ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS

     (a) CHANGES IN CAPITALIZATION. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan,
(ii) the per-Participant limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 7(a) applies and Section 7(c) also applies to any event, Section 7(c) shall be applicable to such event, and this Section 7(a) shall not be applicable.

     (b) LIQUIDATION OR DISSOLUTION. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that (i) all then unexercised Options will (x) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (y) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date, and (ii) all Restricted Stock Awards will become free of all restrictions as of a specified time prior to the effective date of such liquidation or dissolution.

      (c) ACQUISITION EVENTS

          (1) DEFINITION. An "Acquisition Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction.

          (2) CONSEQUENCES OF AN ACQUISITION EVENT ON OPTIONS. Upon the occurrence of an Acquisition Event, or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code. Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time (the "Acceleration Time") prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event; provided, however, that, in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

          (3) CONSEQUENCES OF AN ACQUISITION EVENT ON RESTRICTED STOCK AWARDS. Upon the occurrence of an Acquisition Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Acquisition

Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

8.   GENERAL PROVISIONS APPLICABLE TO AWARDS

     (a) TRANSFERABILITY OF AWARDS. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

     (b) DOCUMENTATION. Each Award shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

     (c) BOARD DISCRETION. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

     (d) TERMINATION OF STATUS. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

     (e) WITHHOLDING. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

     (f) AMENDMENT OF AWARD. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

     (g) CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

     (h) ACCELERATION. The Board may at any time provide that any Options shall become immediately exercisable in full or in part or that any Restricted Stock Awards shall be free of restrictions in full or in part.

9.   MISCELLANEOUS

     (a) NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

     (b) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date for such stock dividend and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

     (c) EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on the date on which it is approved by the Company's stockholders. No Awards shall be granted under the Plan after the completion of ten years from the date the Plan was approved by the Board, but Awards previously granted may extend beyond that date.

     (d) AMENDMENT OF PLAN. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that, to the extent required by
Section 162(m), no Award granted to a Participant designated as subject to
Section 162(m) by the Board after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award (to the extent that such amendment to the Plan was required to grant such Award to a particular Participant), unless and until such amendment shall have been approved by the Company's stockholders as required by Section 162(m) (including the vote required under Seciton 162(m)).

     (e) GOVERNING LAW. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.


Approved by the Board of Directors February 12, 1998.

                            IDEXX LABORATORIES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

         The undersigned, revoking all prior proxies, hereby appoint(s) David E. Shaw, William F. Pounds and Richard B. Thorp, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of IDEXX Laboratories, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine, on Friday, May 15, 1998 at 9:00 a.m., local time, and at any adjournment thereof.

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate his intent to vote in person.


-----
  X     Please mark votes as in this example.
-----

1.   To elect the following three Class III Directors:

     NOMINEES: E. Robert Kinney, James L. Moody, Jr. and
               Erwin F. Workman, Jr., Ph.D.

          FOR            WITHHELD

         -----            ----

         -----            ----


         -----

         -----   --------------------------------------
                 For all nominees except as noted above

2. To approve the Company's 1998 Stock Incentive Plan covering 1,800,000 shares of the Company's Common Stock, as described in the Proxy Statement.


            FOR                    AGAINST                 ABSTAIN
          ------                   -------                 -------

          ------                   -------                 -------

3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current year.

            FOR                    AGAINST                 ABSTAIN
          ------                   -------                 -------

          ------                   -------                 -------

                                                           ---------
        MARK HERE IF YOU PLAN TO ATTEND THE MEETING
                                                           ---------
                                                           ---------
        MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
                                                           ---------

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.


Signature: _______________________________________     Date: __________________

Signature: _______________________________________     Date: __________________